Exhibit 99.1

Alteryx Announces Second Quarter 2021 Financial Results

Second Quarter Revenue of $120 million, up 25% Year-Over-Year
Annual Recurring Revenue of $548 million, up 27% Year-Over-Year

IRVINE, Calif. – August 3, 2021 – Alteryx, Inc. (NYSE: AYX), the Analytics Automation company, today announced financial results for its second quarter ended June 30, 2021.
“Alteryx continues to make meaningful progress on our transformation journey as evidenced by our ARR growth of 27% this quarter," said Mark Anderson, CEO of Alteryx, Inc. "We also see significant momentum with our go-to-market strategy under our new Chief Revenue Officer, Paula Hansen."
Second Quarter 2021 Financial Highlights
•Revenue: Revenue for the second quarter of 2021 was $120.1 million, an increase of 25%, compared to revenue of $96.2 million in the second quarter of 2020.
•Gross Profit: GAAP gross profit for the second quarter of 2021 was $107.1 million, or a GAAP gross margin of 89%, compared to GAAP gross profit of $86.6 million, or a GAAP gross margin of 90%, in the second quarter of 2020. Non-GAAP gross profit for the second quarter of 2021 was $109.5 million, or a non-GAAP gross margin of 91%, compared to non-GAAP gross profit of $88.0 million, or a non-GAAP gross margin of 91%, in the second quarter of 2020.
•Loss from Operations: GAAP loss from operations for the second quarter of 2021 was $(35.0) million, compared to GAAP loss from operations of $(17.8) million for the second quarter of 2020. Non-GAAP loss from operations for the second quarter of 2021 was $(6.1) million, compared to non-GAAP loss from operations of $(0.1) million for the second quarter of 2020.
•Net Income (Loss): GAAP net loss attributable to common stockholders for the second quarter of 2021 was $(43.4) million, compared to GAAP net loss attributable to common stockholders of $(35.3) million for the second quarter of 2020. GAAP net loss per diluted share for the second quarter of 2021 was $(0.65), based on 67.2 million GAAP weighted-average diluted shares outstanding, compared to GAAP net loss per diluted share of $(0.53), based on 66.0 million GAAP weighted-average diluted shares outstanding for the second quarter of 2020.
Non-GAAP net loss and non-GAAP net loss per diluted share for the second quarter of 2021 were $(5.2) million and $(0.08), respectively, compared to non-GAAP net income of $1.7 million and non-GAAP net income per diluted share of $0.02 for the second quarter of 2020. Non-GAAP net loss per diluted share for the second quarter of 2021 was based on 67.2 million non-GAAP weighted-average diluted shares outstanding, compared to 69.6 million non-GAAP weighted-average diluted shares outstanding for the second quarter of 2020.
•Balance Sheet and Cash Flow: Cash, cash equivalents, and short-term and long-term investments as of each of June 30, 2021 and December 31, 2020 were $1.0 billion. Cash provided by operating activities for the first six months of 2021 was $15.8 million, compared to cash provided by operating activities of $6.6 million for the first six months of 2020.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures and Operating Measures.”
Second Quarter 2021 and Recent Business Highlights
•Ended the second quarter of 2021 with 7,405 customers, a 10% increase from the second quarter of 2020. Added 191 net new customers in the second quarter of 2021.
•Achieved a dollar-based net expansion rate (annual contract value based) of 120% for the second quarter of 2021.
•Ended the quarter with $547.6 million in annual recurring revenue (ARR), an increase of 27% year-over-year.
•Announced a strategic alliance with KPMG International Limited.
•Appointed Paula Hansen as Chief Revenue Officer.

•Launched SparkED, a global comprehensive education program to empower learners of all levels to upskill with data and analytics.
•Introduced Alteryx Ventures for strategic investments in companies innovating in analytics, data science and analytical applications.
Financial Outlook
As of August 3, 2021, guidance for the third quarter of 2021 and full year 2021 is as follows:

•Third Quarter 2021 Guidance:
◦Revenue is expected to be in the range of $121.0 million to $124.0 million.
◦ARR is expected to be in the range of $572.0 million to $575.0 million.
◦Non-GAAP loss from operations is expected to be in the range of $(17.0) million to $(14.0) million.
◦Non-GAAP net loss per share is expected to be in the range of $(0.21) to $(0.18) based on approximately 67.5 million non-GAAP weighted-average basic shares outstanding.

•Full Year 2021 Guidance:
◦Revenue is expected to be in the range of $520.0 million to $530.0 million.
◦ARR is expected to be approximately $635.0 million as of December 31, 2021.
◦Non-GAAP loss from operations is expected to be in the range of $(15.0) million to $(5.0) million.
◦Non-GAAP net loss per share is expected to be in the range of $(0.26) to $(0.12) based on approximately 68.0 million non-GAAP weighted-average basic shares outstanding, and an effective tax rate of 20%.

The financial outlook above for non-GAAP loss from operations and non-GAAP net loss per share excludes estimates for stock-based compensation expense, acquisition-related adjustments, and amortization of debt discount and issuance costs. A reconciliation of the non-GAAP financial guidance measures to corresponding GAAP measures is not available on a forward-looking basis primarily as a result of the uncertainty regarding, and the potential variability of, stock-based compensation expense, acquisition-related adjustments, and amortization of debt discount and issuance costs. In particular, stock-based compensation expense is impacted by our future hiring and retention needs, as well as the future fair market value of our Class A common stock, all of which is not within our control, is difficult to predict, and is subject to constant change. The actual amount of these expenses during 2021 will have a significant impact on our future GAAP financial results. Accordingly, a reconciliation of the non-GAAP financial guidance measures to the corresponding GAAP measures is not available without unreasonable effort.
Quarterly Conference Call
Alteryx will host a conference call today at 5:00 p.m. Eastern Time to discuss the company’s financial results and financial guidance. To access this call, dial 877-407-9716 (domestic) or 201-493-6779 (international). A live webcast of this conference call will be available on the “Investors” page of the company’s website at https://investor.alteryx.com.
Following the conference call, a telephone replay will be available through August 10, 2021, at 844-512-2921 (domestic) or 412-317-6671 (international). The replay passcode is 13720907. An archived webcast of this conference call will also be available on the “Investors” page of the company’s website at https://investor.alteryx.com.
Non-GAAP Financial Measures and Operating Measures
Non-GAAP Financial Measures. To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP gross profit, non-GAAP gross margin, non-GAAP income (loss) from operations, non-GAAP net income (loss), non-GAAP net income (loss) per diluted share, and non-GAAP weighted-average diluted shares outstanding. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP.
We use non-GAAP measures to internally evaluate and analyze financial results. We believe these non-GAAP financial measures provide investors with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and enable comparison of our financial results with other public companies, many of which present similar non-GAAP financial measures. We exclude the following items from one or more of our non-GAAP financial measures:

Stock-based compensation expense. We exclude stock-based compensation expense, which is a non-cash expense, from certain of our non-GAAP financial measures because we believe that excluding this item provides meaningful supplemental information regarding operational performance. In particular, companies calculate stock-based compensation expense using a variety of valuation methodologies and subjective assumptions.
Acquisition-related adjustments. We exclude amortization and impairment of intangible assets and changes in fair value of contingent consideration which are non-cash and related to business combinations, from certain of our non-GAAP financial measures. We exclude such expenses as they are related to a business combination and have no direct correlation to the operation of our business.
Convertible senior notes adjustments. We exclude the portion of amortization of debt discount and issuance costs that relate to the equity component of our convertible notes, which are non-cash, from certain of our non-GAAP financial measures. We exclude such expenses as they are non-cash and have no direct correlation to the operation of our business.
Income tax adjustments. We utilize a fixed annual projected long-term non-GAAP tax rate in order to provide better consistency across reporting periods by eliminating the effects of items such as changes in the tax valuation allowance, excess tax benefits associated with stock options, and tax effects of acquisition-related costs, since each of these can vary in size and frequency. When projecting this rate, we exclude the direct impact of the following non-cash items: stock-based compensation expenses, amortization and impairment of purchased intangibles, and the amortization of debt discount and issuance costs. The projected rate also assumes no new acquisitions, and considers other factors including our expected tax structure, our tax positions in various jurisdictions and key legislation in major jurisdictions where we operate. We used a projected non-GAAP tax rate of 20% for both 2021 and 2020. The non-GAAP tax rate could be subject to change for a variety of reasons, including the rapidly evolving global tax environment, significant changes in our geographic earnings mix including due to acquisition activity, or other changes to our strategy or business operations. We will re-evaluate our long-term rate as appropriate.
Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, we exclude stock-based compensation expense, amortization of intangible assets, and amortization of debt discount and issuance costs which are recurring and will be reflected in our financial results for the foreseeable future. The non-GAAP measures we use may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP items excluded from these non-GAAP financial measures.
Annual Recurring Revenue (ARR). Annual recurring revenue, or ARR, represents the total annual contract value for active customer subscription contracts as of the measurement date. We also use ARR as one of our operating measures to assess the health and trajectory of our business. ARR should be viewed independently of revenue and deferred revenue as ARR is a performance metric and is not intended to be a substitute for, or combined with, any of these items.
Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding our guidance for the third quarter and full year 2021, our expectations regarding the effectiveness of our senior management transitions, our ability to execute our long-term growth strategy and transformation efforts, the anticipated benefits or value of our strategic alliance partnerships, our non-GAAP tax rate for 2021, and other future events. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including, but not limited to: risks and uncertainties associated with the COVID-19 pandemic; our ability to manage our growth and the investments made to grow our business effectively; our ability to retain and expand our talent base, particularly our sales force and software engineers, and increase their productivity; our history of losses; our dependence on our software platform for substantially all of our revenue; our ability to attract new customers and retain and expand sales to existing customers; our ability to develop and release product and service enhancements and new products and services to respond to rapid technological change in a timely and cost-effective manner; intense and increasing competition in our market; the rate of growth in the market for analytics products and services; our ability to establish and maintain successful relationships with our channel partners; our dependence on technology and data licensed to us by third parties; risks associated with our international operations; our ability to develop, maintain, and enhance our brand and reputation cost-effectively; litigation and related costs; security breaches; and other general market, political, economic, and business conditions. Additionally, these forward-looking statements, particularly our guidance, involve risk, uncertainties and assumptions, including those related to the impact of the COVID-19 pandemic on our business and global economic conditions. Many of these assumptions relate to matters that are beyond our control and changing rapidly, including, but not limited to, the timeframes for and severity of the impact of the COVID-19 pandemic on our customers’ purchasing decisions and the length of our sales cycles, particularly for customers in certain industries highly affected by the COVID-19 pandemic.

Additional risks and uncertainties that could affect our financial results are included under the caption “Risk Factors” in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2020, which are available on the “Investors” page of our website at https://investor.alteryx.com and on the SEC website at http://www.sec.gov. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021. All forward-looking statements contained herein are based on information available to us as of the date hereof and we do not assume any obligation to update these statements as a result of new information or future events.
About Alteryx, Inc.
Alteryx, the Analytics Automation company, is focused on enabling every person to transform data into a breakthrough. Alteryx unifies analytics, data science and business process automation in one, end-to-end platform to accelerate digital transformation and shape the future of analytic process automation (APA™). Organizations of all sizes, all over the world, rely on Alteryx to deliver high-impact business outcomes and the rapid upskilling of their modern workforce. For more information visit http://www.alteryx.com.
Alteryx is a registered trademark of Alteryx, Inc. All other product and brand names may be trademarks or registered trademarks of their respective owners.
Media Contact
Alteryx, Inc.
Rachel Shatz
rshatz@alteryx.com

Investor Contacts
Alteryx, Inc.
Elena Carr
ir@alteryx.com

Alteryx, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue:
Subscription-based software license	$40,016	$34,646	$83,374	$85,390
PCS and services	80,054	61,587	155,455	119,674
Total revenue	120,070	96,233	238,829	205,064
Cost of revenue:
Subscription-based software license	1,226	946	2,475	2,927
PCS and services	11,704	8,689	21,296	19,755
Total cost of revenue	12,930	9,635	23,771	22,682
Gross profit	107,140	86,598	215,058	182,382
Operating expenses:
Research and development	30,866	23,256	62,188	49,437
Sales and marketing	77,656	57,941	149,563	123,106
General and administrative	33,666	23,195	67,166	47,738
Total operating expenses	142,188	104,392	278,917	220,281
Loss from operations	(35,048)	(17,794)	(63,859)	(37,899)
Interest expense	(9,635)	(9,496)	(19,233)	(18,799)
Other income, net	2,056	4,530	802	2,068
Loss before provision for (benefit of) income taxes	(42,627)	(22,760)	(82,290)	(54,630)
Provision for (benefit of) income taxes	813	12,533	1,806	(3,864)
Net loss	$(43,440)	$(35,293)	$(84,096)	$(50,766)
Net loss per share attributable to common stockholders, basic	$(0.65)	$(0.53)	$(1.25)	$(0.77)
Net loss per share attributable to common stockholders, diluted	$(0.65)	$(0.53)	$(1.25)	$(0.77)
Weighted-average shares used to compute net loss per share attributable to common stockholders, basic	67,173	66,039	67,053	65,804
Weighted-average shares used to compute net loss per share attributable to common stockholders, diluted	67,173	66,039	67,053	65,804

Alteryx, Inc.
Stock-Based Compensation Expense
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Cost of revenue	$1,293	$597	$2,401	$1,033
Research and development	7,330	2,992	13,655	6,619
Sales and marketing	8,042	7,610	15,087	12,759
General and administrative	11,122	5,724	21,083	10,176
Total	$27,787	$16,923	$52,226	$30,587

Alteryx, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$283,726	$171,891
Short-term investments	378,150	584,445
Accounts receivable, net	89,439	136,985
Prepaid expenses and other current assets	91,972	79,144
Total current assets	843,287	972,465
Property and equipment, net	50,147	40,645
Operating lease right-of-use assets	95,568	62,508
Long-term investments	349,316	265,800
Goodwill	37,037	37,070
Intangible assets, net	13,883	16,191
Other assets	82,271	70,616
Total assets	$1,471,509	$1,465,295
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$16,594	$5,340
Accrued payroll and payroll related liabilities	38,052	46,569
Accrued expenses and other current liabilities	39,413	34,987
Deferred revenue	113,041	108,664
Convertible senior notes, net	74,953	72,619
Total current liabilities	282,053	268,179
Convertible senior notes, net	671,479	657,501
Deferred revenue	4,871	3,806
Operating lease liabilities	75,277	53,860
Other liabilities	6,195	5,158
Total liabilities	1,039,875	988,504
Stockholders’ equity:
Common stock	7	7
Additional paid-in capital	530,424	489,025
Accumulated deficit	(94,844)	(10,748)
Accumulated other comprehensive loss	(3,953)	(1,493)
Total stockholders’ equity	431,634	476,791
Total liabilities and stockholders’ equity	$1,471,509	$1,465,295

Alteryx, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Cash flows from operating activities:
Net loss	$(43,440)	$(35,293)	$(84,096)	$(50,766)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3,703	2,782	7,386	5,542
Non-cash operating lease cost	4,059	1,823	7,081	3,580
Stock-based compensation	27,787	16,923	52,226	30,587
Amortization (accretion) of discounts and premiums on investments, net	1,123	(3)	2,447	(609)
Amortization of debt discount and issuance costs	8,024	7,885	16,016	15,560
Deferred income taxes	442	12,366	875	(4,262)
Other non-cash operating activities, net	(1,308)	(411)	(1,155)	7,098
Changes in operating assets and liabilities:
Accounts receivable	(28,879)	(14,725)	47,801	60,176
Deferred commissions	(174)	(79)	277	382
Prepaid expenses and other current assets and other assets	(13,248)	(9,503)	(29,501)	(29,874)
Accounts payable	8,388	(1,803)	9,149	2,482
Accrued payroll and payroll related liabilities	5,337	5,537	(8,587)	(24,153)
Accrued expenses, other current liabilities, operating lease liabilities, and other liabilities	(1,295)	(5,206)	(9,566)	(10,125)
Deferred revenue	19,351	6,346	5,485	996
Net cash provided by (used in) operating activities	(10,130)	(13,361)	15,838	6,614
Cash flows from investing activities:
Purchases of property and equipment	(5,769)	(5,413)	(11,412)	(10,389)
Purchases of investments	(341,813)	(329,709)	(486,514)	(643,320)
Sales and maturities of investments	391,057	248,933	606,012	365,624
Net cash provided by (used in) investing activities	43,475	(86,189)	108,086	(288,085)
Cash flows from financing activities:
Proceeds from exercise of stock options and taxes withheld	521	3,176	5,764	14,776
Minimum tax withholding paid on behalf of employees for restricted stock units	(3,881)	(4,143)	(16,952)	(14,088)
Other financing activity	—	(93)	—	(526)
Net cash provided by (used in) financing activities	(3,360)	(1,060)	(11,188)	162
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(19)	765	(226)	(463)
Net increase (decrease) in cash, cash equivalents and restricted cash	29,966	(99,845)	112,510	(281,772)
Cash, cash equivalents and restricted cash—beginning of period	256,209	229,497	173,665	411,424
Cash, cash equivalents and restricted cash—end of period	$286,175	$129,652	$286,175	$129,652

Alteryx, Inc.
Reconciliation of GAAP Measures to Non-GAAP Measures
(in thousands, except percentages and per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Reconciliation of non-GAAP gross profit:
GAAP gross profit	$107,140	$86,598	$215,058	$182,382
GAAP gross margin	89%	90%	90%	89%
Add back:
Stock-based compensation expense	1,293	597	2,401	1,033
Amortization of intangible assets	1,094	762	2,176	1,880
Impairment of intangible assets	—	—	—	2,025
Non-GAAP gross profit	$109,527	$87,957	$219,635	$187,320
Non-GAAP gross margin	91%	91%	92%	91%
Reconciliation of non-GAAP loss from operations:
GAAP loss from operations	$(35,048)	$(17,794)	$(63,859)	$(37,899)
GAAP operating margin	(29)%	(18)%	(27)%	(18)%
Add back:
Stock-based compensation expense	27,787	16,923	52,226	30,587
Amortization of intangible assets	1,153	812	2,293	1,980
Impairment of intangible assets	—	—	—	2,025
Non-GAAP loss from operations	$(6,108)	$(59)	$(9,340)	$(3,307)
Non-GAAP operating margin	(5)%	—%	(4)%	(2)%
Reconciliation of non-GAAP net income (loss):
GAAP net loss attributable to common stockholders	$(43,440)	$(35,293)	$(84,096)	$(50,766)
Add back:
Stock-based compensation expense	27,787	16,923	52,226	30,587
Amortization of intangible assets	1,153	812	2,293	1,980
Impairment of intangible assets	—	—	—	2,025
Amortization of debt discount and issuance costs	7,235	7,132	14,470	14,079
Income tax adjustments	2,103	12,110	4,466	(2,674)
Non-GAAP net income (loss)	$(5,162)	$1,684	$(10,641)	$(4,769)
Non-GAAP income (loss) per diluted share:
Non-GAAP net income (loss)	$(5,162)	$1,684	$(10,641)	$(4,769)
Weighted-average shares used to compute net income (loss) per share attributable to common stockholders, diluted	67,173	69,597	67,053	65,804
Non-GAAP net income (loss) per diluted share	$(0.08)	$0.02	$(0.16)	$(0.07)
Reconciliation of non-GAAP net income (loss) per diluted share:
GAAP net loss per share attributable to common stockholders, diluted	$(0.65)	$(0.53)	$(1.25)	$(0.77)
Add back:
Non-GAAP adjustments to net income (loss) per share	0.57	0.55	1.09	0.70
Non-GAAP net income (loss) per diluted share	$(0.08)	$0.02	$(0.16)	$(0.07)
Reconciliation of non-GAAP weighted-average shares outstanding, diluted:
GAAP weighted-average shares used to compute net income (loss) per share attributable to common stockholders, diluted	67,173	66,039	67,053	65,804
Add back:
Effect of potentially dilutive shares	—	3,558	—	—
Non-GAAP weighted-average shares used to compute non-GAAP net income per share, diluted	67,173	69,597	67,053	65,804

Alteryx, Inc.
Other Business Metrics
(unaudited)
Number of Customers. We define a customer at the end of any particular period as an entity with a subscription agreement that runs through the current or future period as of the measurement date. Organizations with free trials have not entered into a subscription agreement and are not considered customers. A single organization with separate subsidiaries, segments, or divisions that use our platform may represent multiple customers, as we treat each entity that is invoiced separately as a single customer. In cases where customers subscribe to our platform through our channel partners, each end customer is counted separately.

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,
	2020	2020	2020	2020	2021	2021
Customers	6,443	6,714	6,955	7,083	7,214	7,405
Dollar-Based Net Expansion Rate.  Our dollar-based net expansion rate is a trailing four-quarter average of the annual contract value, or ACV, which is defined as the subscription revenue that we would contractually expect to recognize over the term of the contract divided by the term of the contract, in years, from a cohort of customers in a quarter as compared to the same quarter in the prior year. To calculate our dollar-based net expansion rate, we first identify a cohort of customers, or the Base Customers, in a particular quarter, or the Base Quarter. A customer will not be considered a Base Customer unless such customer has an active subscription on the last day of the Base Quarter. We then divide the ACV in the same quarter of the subsequent year attributable to the Base Customers, or the Comparison Quarter, including Base Customers from which we no longer derive ACV in the Comparison Quarter, by the ACV attributable to those Base Customers in the Base Quarter. Our dollar-based net expansion rate in a particular quarter is then obtained by averaging the result from that particular quarter with the corresponding result from each of the prior three quarters. The dollar-based net expansion rate excludes contract value relating to professional services from that cohort.

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,
	2020	2020	2020	2020	2021	2021
Dollar-based net expansion rate	128%	126%	124%	122%	120%	120%
Annual Recurring Revenue (ARR). ARR represents the annualized recurring value of all active subscription contracts at the end of a reporting period and excludes the value of non-recurring revenue streams, such as professional services. Both multi-year contracts and contracts with terms less than one year are annualized by dividing the total committed contract value by the number of months in the subscription term and then multiplying by twelve (in millions).

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,
	2020	2020	2020	2020	2021	2021
Annual recurring revenue	$404.9	$432.3	$449.5	$492.6	$512.7	$547.6
    Remaining Performance Obligations. Remaining performance obligations represent amounts from contracts with customers allocated to unsatisfied or partially unsatisfied performance obligations that are not yet recorded in revenue in our condensed consolidated statements of operations (in millions).

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,
	2020	2020	2020	2020	2021	2021
Remaining performance obligations	$400.4	$410.0	$402.7	$484.3	$452.6	$437.5
Contract Assets. Contract assets primarily relate to unbilled amounts for contracts with customers for which the amount of revenue recognized exceeds the amount billed to the customer. Contract assets are transferred to accounts receivable when the right to invoice becomes unconditional in our condensed consolidated balance sheets (in millions).

	Mar. 31,	Jun. 30,	Sep. 30,	Dec. 31,	Mar. 31,	Jun. 30,
	2020	2020	2020	2020	2021	2021
Contract assets	$75.8	$82.1	$95.0	$62.6	$74.5	$85.5